Exhibit 99.1

OppFi Reports Second Quarter 2021 Financial Results

Net Originations for the second quarter of 2021 up 84% year over year, 44% sequentially and 20% vs. the second quarter of 2019

Ending Receivables for the second quarter of 2021 up 19% year over year and 29% vs. the second quarter of 2019

Revenue up 28% and Adjusted Revenue up 6% for the second quarter of 2021 vs. the second quarter of 2020

Net Income of $18.0 million for the second quarter of 2021, $42.4 million for the first six months of 2021

Adjusted Net Income of $17.9 million for the second quarter of 2021, $37.2 million for the first six months of 2021

CHICAGO, August 10, 2021— OppFi Inc. (NYSE: OPFI) (“OppFi” and “the Company”), a leading financial technology platform that powers banks to help the everyday consumer gain access to credit, today reported financial results for Opportunity Financial, LLC for the second quarter ended June 30, 2021, achieved prior to the completion of the business combination with FG New America Acquisition Corp. on July 20, 2021.

“We are pleased with our results for the second quarter. Originations rebounded significantly in the second quarter as the economy started to recover from the COVID-19 pandemic, resulting in originations growth of 84% and receivables growth of 19% year over year. In addition, our profitability remained strong during the quarter driven by continued strength in the credit quality of our portfolio and our operating efficiency, including our auto approval rate increasing from 41% in the first quarter to 51% in the second quarter. While we expect receivable growth of near 50% from the second quarter’s ending balance through year end 2021, that growth is still below what we would consider normalized levels. We believe the return of normalized demand is a matter of ‘when’ not ‘if’, but the timing remains uncertain given the surge in COVID’s Delta variant coupled with the extension of various government stimulus programs,” stated Jared Kaplan, Chief Executive Officer of OppFi.

“We’ve made progress on our growth strategies which include a combination of reaccelerating volumes for our traditional installment business coupled with significant progress on our new products. We’ve recently signed agreements for SalaryTap with two highly regarded financial wellness platforms, Brightside and Best Money Moves. In addition, we officially launched our OppFi Card last week to select customers, which is the first graduation product that we offer to OppLoans customers,” continued Kaplan.

As we evolve our organization from a mono-line lending platform to the premier digital financial services destination for the everyday consumer, we recently brought on Neville Crawley as President to help us achieve this vision. He brings more than two decades of extensive leadership in financial services, product and technology. He most recently served as CEO of Kiva, a leading global fintech platform, where the company more than doubled assets and revenue. Neville is an exceptional talent who we believe will help us build out additional credit access, savings and investment products,” concluded Kaplan.

Second Quarter Financial Summary

The following table presents a summary of OppFi’s results for the three and sixth months ended June 30, 2021 over the prior year.

(In Thousands) Unaudited	Three Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$78,376	$61,281	27.9%
Adjusted Revenue[1]	$78,376	$73,611	6.5%
Net Income	$17,987	$25,119	(28.4%)
Adjusted Net Income[1]	$17,858	$1,586	1,025.9%
Adjusted EBITDA[1]	$32,324	$9,101	255.2%

(In Thousands) Unaudited	Six Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$162,633	$135,934	19.6%
Adjusted Revenue[1]	$162,633	$162,580	0.0%
Net Income	$42,371	$42,016	0.8%
Adjusted Net Income[1]	$37,147	$14,597	154.5%
Adjusted EBITDA[1]	$64,728	$34,045	90.1%

Second Quarter Key Performance Metrics

The following table represents key second quarter metrics over the prior quarter and prior year.

(In Thousands) Unaudited	As of and for the Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Total Net Originations(a)	$143,983	$99,809	$78,098
Ending Receivables(b)	$260,377	$245,293	$218,767
% of Originations by Bank Partners	93%	76%	62%
Net Charge-Offs as % of Average Receivables(c)	28%	30%	40%
Auto-Approval Rate(d)	51%	41%	19%
Marketing Cost per Funded Loan(e)	$72	$56	$91
Marketing Cost per New Funded Loan(e)	$245	$266	$454

a.	Total net originations include both originations by bank partners on the OppFi platform, as well as direct originations by OppFi.
b.	Receivables are defined as unpaid principal balances of both on- and off-balance sheet loans.
c.

Annualized net charge-offs as a percentage of average receivables (defined as unpaid principal of both on- and off-balance sheet loans) represents total charge offs from the period less recoveries as a percent of average receivables. OppFi charges off loans after they are more than 90 days delinquent.

d.	Auto-Approval Rate is calculated by taking the number of approved loans that are not decisioned by a loan advocate or underwriter (auto-approval) divided by the total number of loans approved.
e.

Marketing Cost per Funded Loan represents marketing cost per funded loan for new and refinanced loans. This metric is the amount of direct marketing costs incurred during a period divided by the number of loans originated during that same period.

Financial Capacity and Capital Resources

As of June 30, 2021, the Company had $121 million in total cash and an additional $223 million of unused debt capacity under its financing facilities for future availability, representing a 52% overall undrawn capacity. Including total financing commitments and cash on the balance sheet, the Company had more than $500 million in funding capacity as of June 30, 2021.

Recent Developments

OppFi and FG New America Acquisition Corp., a special purpose acquisition corporation (“SPAC”), completed their previously announced business combination on July 20, 2021.

OppFi is pleased to welcome Neville Crawley in the newly created role of President. Crawley will help formulate OppFi’s technology and go-to-market strategies, and work to expand the Company’s products and services. Crawley will additionally oversee OppFi’s social impact commitments. Prior to joining OppFi, Crawley served as CEO of the global fintech platform, Kiva, from 2017 to 2021. Kiva had funded more than $1.5 billion in loans to some of the world’s most financially excluded populations. Previously, Crawley served as CEO of Quid, an artificial intelligence company, as Senior Vice President of strategy and corporate development at GLG, the world’s largest expert network, and as a strategy and M&A consultant to fintech companies at McKinsey & Company.

Last week, the Company officially launched the OppFi Credit Card to select OppLoans customers who have repaid their loans in full. OppFi Card is issued by First Electronic Bank, Member FDIC and features Mastercard as the exclusive card network. Upon approval, cardholders are instantly able to access their OppFi Card from the OppFi mobile app and directly add their card to their mobile wallets. This allows cardholders to access their card information immediately and begin making purchases online, in-app, and at the point of sale. Cardholders also receive a physical card that supports all payment types. The Company expects a deliberate roll out through year end before ramping originations in 2022.

Full Year 2021 Outlook

The Company expects the following for Full Year 2021:

•	Revenue between $350 and $360 million

•	Adjusted EBITDA between $120 million and $125 million[2]

•	Adjusted Net Income between $62 million and $66 million[2]

OppFi’s expectations for its full year 2021 Revenue, Adjusted EBITDA and Adjusted Net Income were prepared based on various material assumptions, including the following:

•	Ending receivables[3] of approximately $380-400 million, which would approach 50% growth over second quarter ending levels

•	Origination levels returning to pre-COVID levels by end of the year

•	Net charge-offs as a percentage of average receivables[3] of approximately 35%

•	Yield consistent with historical levels

As mentioned previously, the Company’s original outlook for 2021 did not contemplate any 2021 government stimulus. The Company’s current expectations reflect reduced consumer demand due to the current surge in the COVID Delta variant as well as the expected continuation of government stimulus programs that began in the second half of July. The Company views these programs as temporary and not affecting the long-term growth trajectory of its business. Similar to its financial performance in 2020 and the first half of 2021, the Company believes that any timing delays in demand should have a subsequent positive offset in credit quality and profitability. The Company sees potential upside to its guidance should the realized impact of these exogenous factors be less pronounced than it currently assumed.

Second Quarter Results of Operations

The following table presents OppFi’s consolidated results of operations for the three and six months ended June 30, 2021 and June 30, 2020.

On January 1, 2021, OppFi transitioned to the fair value (“FV”) accounting method for its receivables from the incurred credit loss application method. The below tables represent income statements that compare year over year performance both as previously reported in the Company’s 2020 audited financial statements, as well as on a pro forma basis for the application of the FV methodology.

GAAP Income Statements

(In Thousands) Unaudited	Three Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$78,376	$61,281	27.9%

Total Provision	(31)	(12,875)	(100.0%)
Change in Fair Value	(11,306)	—	—

Net Revenue	$67,039	$48,406	38.5%

Expenses	49,052	23,287	110.6%

EBT(a)	$17,987	$25,119	(28.4%)

(a)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

(In Thousands) Unaudited	Six Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$162,633	$135,934	19.6%

Total Provision	(38)	(44,875)	(100.0%)
Change in Fair Value	(33,695)	—	—

Net Revenue	$128,900	$91,059	41.6%

Expenses	86,529	49,043	76.4%

EBT(a)	$42,371	$42,016	0.8%

(a)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

Fair Value Pro Forma Income Statements

(In Thousands) Unaudited	Three Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$78,376	$73,611	6.5%
Total Provision	(31)	—	—
Change in fair value of finance receivables	(11,306)	(41,522)	(72.7%)

Net Revenue	$67,039	$32,089	108.9%

Expenses:
Sales and Marketing	11,545	5,211	121.6%
Customer Operations	9,876	8,697	13.6%
Technology, Product, and Analytics	6,513	4,731	37.7%
General, Administrative, and Other	14,733	6,631	122.2%

Total Expenses before Interest Expense	$42,667	25,270	68.8%

Interest Expense (a)	6,385	5,382	18.6%
EBT (b)	$17,987	$1,437	1,152.0%

(a)	Includes debt amortization costs.
(b)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

(In Thousands) Unaudited	Six Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$162,633	$162,580	0.0%
Total Provision	(38)	—	—
Change in fair value of finance receivables	(33,695)	(75,590)	(55.4%)

Net Revenue	$128,900	$86,990	48.2%

Expenses:
Sales and Marketing	19,480	15,845	22.9%
Customer Operations	19,485	18,615	4.7%
Technology, Product, and Analytics	12,340	9,174	34.5%
General, Administrative, and Other	24,231	13,220	83.3%

Total Expenses before Interest Expense	$75,536	56,854	32.9%

Interest Expense (a)	10,993	11,928	(7.8%)
EBT (b)	$42,371	$18,208	132.7%

(a)	Includes debt amortization costs.
(b)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

Condensed Balance Sheets

Comparison June 30, 2021 and December 31, 2020

The following table presents OppFi’s condensed balance sheet for June 30, 2021 and December 31, 2020:

(In Thousands) Unaudited	June 30, 2021	December 31, 2020
Assets
Cash and restricted cash	$120,779	$45,657
Finance receivables at fair value	296,381	—
Finance receivables at amortized cost, net	132	222,243
Other assets	19,943	17,943

Total assets	$437,235	$285,843

Liabilities and members’ equity
Current liabilities	$29,249	$28,406
Total debt	230,647	158,105

Total liabilities	$259,896	$186,511

Total members’ equity	177,339	99,332
Total liabilities and members’ equity	$437,235	$285,843

Total cash increased by $75.1 million as of June 30, 2021, driven by free cash flow from operations as well as increased borrowings under the Company’s refinanced corporate credit facility and higher utilization of senior debt. Finance receivables in 2021 increased as a result of the election of the fair value option in 2021.

Total debt increased by $72.5 million driven by an increase in utilization of leverage facilities of $46.6 million and a $26.0 million net impact of the March 2021 corporate credit facility refinancing. Total equity increased by $78.0 million driven by net income for the first six months of $42.4 million and impact of adoption of the fair value method of accounting of $69.4 million, partially offset by distributions related to the 2020 tax year of $34.0 million.

Conference Call

Management will host a webcast and conference call today, August 10, 2021 at 5:30 pm ET to discuss the Company’s financial results for the second quarter ended June 30, 2021. The conference call will be made available in the Investor Relations page of the Company’s website. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register.

The conference call can also be accessed by the following dial-in information:

•	Conference ID: 13721842
•	Domestic: 1-877-705-6003
•	International: 1-201-493-6725

A replay of the call will also be available on the Company’s website approximately two hours after the live call through August 24, 2021. To access the replay, dial 1-844-512-2921 (Domestic) or 1-412-317-6671 (International). The replay pin number is 13721842.

About OppFi

OppFi (NYSE: OPFI) is a leading financial technology platform that powers banks to offer accessible products and a top-rated experience to everyday consumers. OppFi’s platform facilitates the installment loan products, OppLoans and SalaryTap, and the credit card product, OppFi Card. The company has been an Inc. 5000 company for five straight years, a two-time Deloitte’s Technology Fast 500™, and the seventh fastest-growing company in Chicagoland in 2021 by Crain’s Chicago Business. The company was also listed on the Forbes America 2021 list of America’s Best Startup Employers and Built In’s 2021 Best Places to Work in Chicago. OppFi maintains an A+ rating from the Better Business Bureau (BBB) and maintains a 4.8/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online. For more information, please visit oppfi.com.

Contacts:

Investor Relations: Investors@oppfi.com

Media Relations: media@oppfi.com

Forward-Looking Statements

This press release includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. OppFi’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “possible,” “continue,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, OppFi’s expectations for its full year 2021 revenue, Adjusted EBITDA and Adjusted Net Income, OppFi’s expectations with respect to the future performance of OppFi’s platform, OppFi’s expectations for its growth and profitability and OppFi’s new products and their performance. These forward-looking statements are based on OppFi’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on OppFi’s business; the impact of stimulus or other government programs; the risk that the business combination disrupts current plans and operations; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; costs related to the business combination; changes in applicable laws or regulations; the possibility that OppFi may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in OppFi’s filings with the United States Securities and Exchange Commission, in particular, contained in the section or sections captioned “Risk Factors.” OppFi cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OppFi does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are unaudited and do not conform to GAAP, including Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA. Adjusted Revenue is defined as Total Revenue adjusted to include amortization of loan origination costs. Adjusted Net Income is defined as current earnings before tax for audited annual financials and unaudited for quarterly financials, pro forma for fair value accounting for finance receivables adoption, plus (1) recruiting fees, severance and relocation, (2) amortization of debt transaction costs and (3) other addbacks and one-time expenses following the closing of the business combination, including one-time implementation fees, stock compensation expenses, IPO readiness costs and management fees; and assumes a tax rate of 25%. Adjusted EBITDA is defined as Adjusted Net Income, pro forma for fair value accounting for finance receivables adoption, plus (1) taxes at an assumed 25% tax rate for change in tax status upon completion of the business combination, (2) depreciation and amortization, (3) interest expense and (4) business (non-income) taxes. The pro forma fair value accounting adjustments are due to OppFi’s transition from an incurred credit loss application to a fair value application acceptable under US

GAAP. Historically, under the incurred credit loss application, OppFi has reserved for life losses due to the short duration of receivables. These financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. OppFi believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP measures with comparable names should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. A reconciliation for OppFi’s non-GAAP financial measures to the most directly comparable GAAP financial measures is in the table below.

The Non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income for the full year 2021 are provided in this press release only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, Net Revenue and GAAP Net Income, is not available without unreasonable effort. OppFi believes that such items and, accordingly, the other items of the reconciliation, would require an unreasonable effort to predict with reasonable certainty the amount or timing of non-GAAP adjustments used to calculate these Non-GAAP financial measures. OppFi believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Reconciliation of Non-GAAP Financial Measures

(In Thousands) Unaudited	Three Months Ended June 30,		Variance
	2021	2020	%
EBT(a)	$17,987	$25,119	(28.4%)

FV Adjustments	—	(23,682)	—
Debt Amortization	642	458	40.1%

Other Addback and One-Time Expenses(b)	5,181	220	2,251.7%

Adjusted EBT	$23,810	$2,115	1,025.9%

Less: Pro Forma Taxes(c)	(5,952)	(529)	1,025.9%

Adjusted Net Income	$17,858	$1,586	1,025.9%

Pro Forma Taxes(c)	5,952	529	1,025.9%
Depreciation and Amortization	2,413	1,579	52.8%
Interest Expense	5,744	4,924	16.6%
Business (Non-income) Taxes	357	483	(25.9%)

Adjusted EBITDA	$32,324	$9,101	255.2%

(a)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

(b)

One-time expense includes a $3.3 million impact in 2021 from an increase in warrant liability, $1.2 million in costs related to the business combination, and $0.7 million in stock compensation, management fees, and other addbacks.

(c)	Assumes a tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with publicly traded companies.

(In Thousands) Unaudited	Six Months Ended June 30,		Variance
	2021	2020	%
EBT(a)	$42,371	$42,016	0.8%

FV Adjustments	—	(23,808)	—
Debt Amortization	1,163	977	19.0%

Other Addback and One-Time Expenses(b)	5,995	277	2,070.4%

Adjusted EBT	$49,529	$19,462	154.5%

Less: Pro Forma Taxes(c)	(12,382)	(4,865)	154.5%

Adjusted Net Income	$37,147	$14,597	154.5%

Pro Forma Taxes(c)	12,382	4,865	154.5%
Depreciation and Amortization	4,577	2,976	53.8%
Interest Expense	9,830	10,951	(10.2%)
Business (Non-income) Taxes	792	656	20.8%

Adjusted EBITDA	$64,728	$34,045	90.1%

(a)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

(b)

One-time expense includes a $3.3 million impact in 2021 from an increase in warrant liability, $1.4 million in costs related to the business combination, and $1.3 million in stock compensation, management fees, and other addbacks.

(c)	Assumes a tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with publicly traded companies.

Adjusted Revenue

(In Thousands) Unaudited	Three Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$78,376	$61,281	27.9%

Amortization of Loan Origination Costs	—	12,330	—

Adjusted Revenue	$78,376	$73,611	6.5%

(In Thousands) Unaudited	Six Months Ended June 30,		Variance
	2021	2020	%
Total Revenue	$162,633	$135,934	19.6%

Amortization of Loan Origination Costs	—	26,646	—

Adjusted Revenue	$162,633	$162,580	0.0%

Fair Value Pro Forma

(In Thousands) Unaudited	Three Months Ended June 30, 2020
	As Reported	FV Adjustments	FV Pro Forma
Total Revenue	$61,281	$12,330	$73,611
Total Provision	(12,875)	12,875	—
FV Adjustment(a)	—	(41,522)	(41,522)

Net Revenue	$48,406	$(16,317)	$32,089

Expenses:
Sales and Marketing	2,373	2,838	5,211
Customer Operations	4,170	4,527	8,697
Technology, Product, and Analytics	4,731	—	4,731
General, Administrative, and Other	6,631	—	6,631

Total Expenses before Interest Expense	$17,905	$7,365	$25,270

Interest Expense(b)	5,382	—	5,382
EBT(c)	$25,119	$(23,682)	$1,437

(a)	FV Adjustment of $41.5M includes net charge-offs of $23.8M and FMV Adjustment of $17.7M driven by lower receivables and lower FMV mark as a result of the COVID-19 pandemic.
(b)	Includes debt amortization costs.
(c)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

(In Thousands) Unaudited	Six Months Ended June 30, 2020
	As Reported	FV Adjustments	FV Pro Forma
Total Revenue	$135,934	$26,646	$162,580
Total Provision	(44,875)	44,875	—
FV Adjustment(a)	—	(75,590)	(75,590)

Net Revenue	$91,059	$(4,069)	$86,990

Expenses:
Sales and Marketing	6,492	9,353	15,845
Customer Operations	8,229	10,386	18,615
Technology, Product, and Analytics	9,174	—	9,174
General, Administrative, and Other	13,220	—	13,220

Total Expenses before Interest Expense	$37,115	$19,739	$56,854

Interest Expense(b)	11,928	—	11,928
EBT(c)	$42,016	$(23,808)	$18,208

(a)	FV Adjustment of $75.6M includes net charge-offs of $56.0M and FMV Adjustment of $19.6M driven by lower receivables and lower FMV mark as a result of the COVID-19 pandemic.
(b)	Includes debt amortization costs.
(c)

Represents Net Income as reported in the Company’s consolidated financial statements, as prior to the business combination OppFi did not have tax provision under its pass-through structure as a limited liability company.

[1] Non-GAAP Financial Measures: Adjusted Net Income, Adjusted Revenue and Adjusted EBITDA are financial measures that have not been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures.

[2] Non-GAAP Financial Measures: Adjusted EBITDA and Adjusted Net Income are financial measures that have not been prepared in accordance with GAAP. The Non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income for the full year 2021 are provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, Net Revenue and GAAP Net Income, is not available without unreasonable effort. OppFi believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to predict with reasonable certainty the amount or timing of non-GAAP adjustments used to calculate these Non-GAAP financial measures. OppFi believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

[3] Receivables defined as unpaid principal of both on- and off-balance sheet loans